Exhibit 10.1

Amendment

The Management Continuity Agreement, dated March 28, 2003, between Citizens Bank and Trust Company and Joseph D. Borgerding is hereby amended as follows:

•

The Salary Continuance Benefit, Page 5, Item (ii) is amended from “...an amount equal to one-half times the Executive’s Final Compensation” to “...an amount equal to one times the Executive’s Final Compensation.”

This Amendment was approved by the Bank’s Board of Directors in its April 26, 2006, meeting and is effective as of that date.

In Witness Whereof, this Amendment has been executed by Citizens Bank and Trust Company by its duly authorized officer and by the Executive, as of April 26, 2006.

Citizens Bank and Trust Company

BY /s/ Lynn K. Shekleton

Lynn K. Shekleton, Senior Vice President

/s/ Joseph D. Borgerding

Joseph D. Borgerding